                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.   20549

                                       FORM 8-A

                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR 12(g) OF THE

                          SECURITIES EXCHANGE ACT OF 1934


                               PENNACO ENERGY, INC.
-------------------------------------------------------------------------------
                (Exact name of registrant as specified in its charter)


                NEVADA                                  88-0384598
----------------------------------------   ------------------------------------
(State of incorporation or organization)   (I.R.S. Employer Identification No.)


            1050 17TH STREET
               SUITE 700
            DENVER, COLORADO                              80265
--------------------------------------------------------------------------------
(Address of principal executive office)                 (Zip Code)


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

         TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON WHICH
         TO BE SO REGISTERED                   EACH CLASS IS TO BE REGISTERED
----------------------------------------     ----------------------------------
    Common Stock, par value $.001                  American Stock Exchange
   Rights to Purchase Common Stock                 American Stock Exchange

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. /X/

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. / /

     Securities Act registration statement file number to which this form relates: __________ (if applicable)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                          None
--------------------------------------------------------------------------------
                                    (Title of Class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

SUMMARY OF THE COMMON STOCK

   A description of the common stock, par value $0.001 per share, of Pennaco Energy, Inc. (the "Company") to be registered hereunder is set forth under Item 8 -- "Description of Securities" in the prospectus included in the Registrant's Registration Statement on Form 10-SB, as amended (File No. 000-24881), initially filed with the Securities and Exchange Commission on September 8, 1998, under the Securities Exchange Act of 1934, as amended, which description is incorporated herein by reference.

SUMMARY OF RIGHTS TO PURCHASE COMMON STOCK

   On February 24, 1999, the Board of Directors of the Company declared a dividend distribution of one common stock purchase right (a "Right") for each outstanding share of Common Stock of the Company. The distribution is payable to the stockholders of record at the close of business on March 9, 1999 (the "Record Date"). Each Right entitles the registered holder thereof to purchase from the Company one-half of a share of Common Stock, at a price of $20, subject to adjustment. The following is a summary of the Rights; the full description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent"). Copies of the Rights Agreement are available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to all the provisions of the Rights Agreement, including the definitions therein of certain terms, which Rights Agreement is incorporated herein by reference.

   THE RIGHTS AGREEMENT

   Initially, the Rights will attach to all certificates representing shares of outstanding Company Common Stock, and no separate Rights Certificates will be distributed. The Rights will separate from the Company Common Stock and the Distribution Date will occur upon the earlier of (i) 10 days following the date of public announcement that a person or group of persons has become an Acquiring Person (as hereinafter defined) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to the time a person becomes an Acquiring Person) following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer upon consummation of which the offeror would, if successful, become an Acquiring Person (the earlier of such dates being called the "Distribution Date").

   The term "Acquiring Person" means any person who or which, together with all of its affiliates and associates, shall be the beneficial owner of 15% or more of the outstanding Common Stock, but shall not include (i) the Company or any Subsidiary of the Company or any employee benefit plan of the Company or (ii) R.I.S. Resources International Corp. and its subsidiaries (collectively, "RIS") or any other person or entity in which RIS is at the time of determination the direct record and beneficial of all outstanding voting securities (collectively, "Exempt Persons").

   The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date, upon transfer or new issuance of Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock, outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

   The Rights are not exercisable until the Distribution Date. The Rights will expire on March 9, 2009 (the "Expiration Date").

   The Purchase Price payable, and the number of one-half of a share of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for or purchase shares of Common Stock at a price, or securities convertible into Common Stock with a conversion price, less than the then current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid or dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to in (ii) above).

   The number of outstanding Rights and the number of one-half of a share of Common Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in the Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

   In the event that following a Stock Acquisition Date (the date of public announcement that an Acquiring Person has become such) the Company is acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right (the "Flip-Over Right").

   In the event that a person (other than an Exempt Person) becomes an Acquiring Person, proper provision shall be made so that each holder of a Right (other than the Acquiring Person and its affiliates and associates) will thereafter have the right to receive upon exercise that number of shares of Common Stock (or, under certain circumstances, cash, other equity securities or property of the

Company) having a market value equal to two times the Purchase Price of the Rights (the "Flip-In Right"). Upon the occurrence of the foregoing event giving rise to the exercisability of the Rights, any Rights that are or were at any time owned by an Acquiring Person shall become void.

   With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. Upon exercise of the Rights, no fractional shares of Common Stock will be issued and cash will be paid in lieu of fractional shares of Common Stock.

   At any time prior to the earlier to occur of (i) 5:00 p.m., Houston, Texas time, on the 10th day after the Stock Acquisition Date or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"); PROVIDED, that (i) if the Board of Directors authorizes redemption on or after the time a person becomes an Acquiring Person, then such authorization must be by Board Approval (as hereinafter defined) and (ii) the period for redemption may, upon Board Approval, be extended by amending the Rights Agreement. The term "Board Approval" means the approval of a majority of the directors of the Company. Immediately upon any redemption of the Rights described in this paragraph, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

   The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights at any time and from time to time provided that such amendment does not adversely affect the interests of the holders of the Rights. In addition, during any time that the Rights are subject to redemption, the terms of the Rights may be amended by Board Approval, including an amendment that adversely affects the interests of the holders of the Rights, without the consent of the holders of Rights.

   Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration).

ITEM 2.  EXHIBITS.

     The following exhibits to this Registration Statement on Form 8-A are either filed herewith or are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

     1.   The Company's Registration Statement on Form 10-SB (File No.
          000-24881), as amended, filed with the Securities and Exchange
          Commission on September 8, 1998 (the "Registration Statement")
          (incorporated herein by reference).

                                       -4-

     2. Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Registration Statement).

     3. Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Registration Statement).

    *4.   Rights Agreement, dated February 24, 1999, between the
          Company and Harris Trust and Savings Bank, as Rights Agent.

    *5.   Specimen Certificate representing Common Stock of the Registrant.

-------------------
* FILED HEREWITH

                                      SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 16, 1999

                                          PENNACO ENERGY, INC.


                                          /s/ Glen C. Warren, Jr.
                                          --------------------------------------
                                          Glen C. Warren, Jr.
                                          CHIEF FINANCIAL OFFICER AND EXECUTIVE
                                          VICE PRESIDENT

                                    EXHIBIT INDEX

     1.   The Company's Registration Statement on Form 10-SB (File No.
          000-24881), as amended, filed with the Securities and Exchange
          Commission on September 8, 1998 (the "Registration Statement")
          (incorporated herein by reference).

     2. Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Registration Statement).

     3. Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Registration Statement).

    *4.   Rights Agreement, dated February 24, 1999, between the
          Company and Harris Trust and Savings Bank, as Rights Agent.

    *5.   Specimen Certificate representing Common Stock of the Registrant.

-------------------
* FILED HEREWITH